Exhibit (H)(12)

             Proprietary Information of WisdomTree Investments, Inc.










              WISDOMTREE RULES-BASED EARNINGS-WEIGHTED METHODOLOGY





                                     Last Updated January 31, 2007





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WISDOMTREE RULES-BASED EARNINGS-WEIGHTED METHODOLOGY


             Proprietary Information of WisdomTree Investments, Inc.



      1. Overview and Description of Methodology Guide for Domestic Earnings-Weighted Indexes

      WisdomTreeSM Earnings Index (" EI"), WisdomTree(SM) SmallCap Earnings Index ("SmallCap Earnings Index"), WisdomTree(SM) MidCap Earnings Index ("MidCap Earnings Index"), WisdomTree(SM) Earnings 500(SM) Index ("LargeCap Earnings Index"), WisdomTree(SM) Earnings Top 100(SM) Index ("Earnings Top 100 Index"), and WisdomTree(SM) Low P/E Index ("Low P/E Index") (together, the "Domestic Earnings Indexes") were developed by WisdomTree Investments, Inc. ("WTI") to define the universe of profitable companies in the U.S. stock market. The EI measures the performance of investable U.S.-based companies that have generated positive cumulative earnings in the prior four fiscal quarters to the Index measurement date. All of the other Domestic Earnings-Weighted Indexes, defined below, are derived from the EI. The SmallCap Earnings Index is comprised of companies with positive earnings from the small-capitalization segment of the EI. The MidCap Earnings Index is comprised of companies with positive earnings from the mid-capitalization segment of the EI. The LargeCap Earnings Index is comprised of companies with positive earnings from the large-capitalization segment of the EI. The Earnings Top 100 Index is comprised of 100 companies with the highest earnings yields selected from the 300 largest companies within the LargeCap Earnings Index and is weighted by earnings yield. The Low P/E Index is comprised of the top 30% of companies with the lowest P/Es from the EI and is weighted based on each component's contribution to the Earnings Stream (defined below) during the prior four fiscal quarters. Companies eligible for the Low P/E Index must have market capitalizations of at least $200 million as of the Screening Point (defined below).Each Index is reconstituted annually, at which time each component's weight is adjusted to reflect its share of the Earnings Stream during the prior four fiscal quarters. The Earnings Stream is defined as cumulative earnings over the prior four fiscal quarters for each component in the Index. The percentage weight assigned to each component in the Index at the annual reconstitution is calculated by dividing the cumulative earnings each component company has generated in its last four reported fiscal quarters by the sum of all the earnings generated by all the component companies in the Index over the same period. (The one exception to this weighting methodology is the Earnings Top 100 Index, which is weighted by earnings yield). Each of the Indexes is calculated to capture price appreciation and total return, which assumes dividends are reinvested into the Indexes. The Indexes are calculated using primary market prices.


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      2. Key Features

      2.1. Membership Criteria

            To be eligible for inclusion in the Domestic Earnings Indexes, a company must list its shares on the New York Stock Exchange (NYSE), American Stock Exchange (AMEX) or the NASDAQ Global or NASDAQ Global Select Market (together, the "three major exchanges"), be incorporated in the United States and have positive cumulative earnings over the four fiscal quarters preceeding the annual reconstitution, which takes place in December. Companies need to have a market capitalization of at least $100 million by the "Screening Point" (the duration of time after the close of trading on the last trading day in November, and before the open of trading on the next trading day); shares of such companies need to have had an average daily dollar volume of at least $200,000 for each of the six months preceding the Screening Point; and components companies need to have had a P/E ratio at least 2 as of the Screening Point. Common stocks, REITS and holding companies are eligible for inclusion. ADRs, GDRs and EDRs are excluded, as are limited partnerships, limited liability companies, royalty trusts, tracking stocks, mortage REITS and companies that are not incorporated in the United States ("United States" is defined herein as the 50 U.S. states plus the Commonwealth of Puerto Rico). Preferred stocks, closed-end funds, exchange-traded funds, and derivative securities such as warrants and rights are not eligible.

      2.2 Base Date and Base Value

            Indexes are to be established with a base value of 200 on Jan. 31, 2006.

      2.3 Calculation and Dissemination

            The following formula is used to calculate the index levels for the Domestic Earnings Indexes:


                                 (SIGMA)i{S(i)P(i)}
                                 ------------------
                                        D

            S(i) = Number of shares in the index for security i.
            P(i) = Price of security i
            D = Divisor

            The Domestic Earnings Indexes are calculated whenever the three major US exchanges are open for trading.

            If trading is suspended while one of the three major exchanges is still open, the last traded price for that stock is used for all subsequent Index computations until trading resumes. If trading is suspended before the opening, the stock's adjusted closing price from the previous day is used


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            to calculate the Index. Until a particular stock opens, its adjusted closing price from the previous day is used in the Index computation. Index values are calculated on both a price and total-return basis, in U.S. dollars. The price Index is updated on a real time basis, while the total return Index is calculated and disseminated on an end-of-day basis. Price index values are calculated and disseminated every 15 seconds.

      2.4   Weighting

            The Domestic Earnings Indexes are modified capitalization-weighted Indexes that employ a transparent weighting formula to magnify the effect that earnings play in the total return of the Indexes. The initial weight of a component in the Index at the annual reconstitution is based on the companies' earnings stream during the last four fiscal quarters. To calculate the weighting factor - Earnings Stream - WisdomTree uses cumulative earnings generated over the prior four reported quarters, as of November 30th of each year.(1) Thus, each component's weight in the Index at the "Weighting Date" (defined below) reflects its share of the total Earnings Stream recorded over the prior four quarters by all of the component companies in the Index. The Weighting Date is when component weights are set, and it occurs immediately after the close of trading on the third Wednesday of December. New components and component weights take effect before the opening of trading on the first Monday following the third Friday of December the "Reconstitution Date." In the case of the Earnings Top 100(SM)Index, components are selected based upon the highest earnings yields at the time of the Screening Point. Components in the EarningsTop 100
            (SM) are weighted by earnings yield. A component company's weight in the Index is equal to its earnings yield divided by the sum of all earnings yields for all the component companies in the Index. In the event a company initially chosen for the Earnings Top 100(SM) restates its earnings in the interval between the Screening Date and the Weighting Date so that such company's earnings yield no longer ranks it in the top 100 of the 300 LargeCap companies, then the company that has entered the top 100 list on the Weighting Date is used in its place. If this occurs with more than one company (i.e. a lowering of the earnings yield due to a restatement of previously reported earnings), this process is reiterated until a final set of Earnings Top 100 companies are selected. Companies that restate their their earnings upwards in the above mentioned interval but that did not make the initial selection screen on the Screening Date are not eligible for the Earnings Top 100, even if they would have qualified had the selection screen been run on the Weighting Date.

            Should any company achieve a weighting equal to or greater than 24.0% of the


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            Index, its weighting will be reduced to 20.0% at the close of the current calendar quarter, and all other components in the Index will be rebalanced. Moreover, should the "collective weight" of Index component securities whose individual current weights equal or exceed 5.0% of the Index, when added together, equal or exceed 50.0% of the Index, the weightings in those component securities will be reduced so that their collective weight equals 40.0% of the Index at the close of the current calendar quarter, and other components in the Index will be rebalanced to reflect their relative weights before the adjustment. Further iterations of these adjustments may occur until no company or group of companies violates these rules.

      2.5   Dividend Treatment

            Normal dividend payments are not taken into account in the price Index, whereas they are reinvested and accounted for in the total return Index. However, special dividends require index divisor adjustments to prevent the distribution from distorting the price Index.

      2.6   Multiple Share Classes

            In the event a component company issues multiple classes of shares of common stock, the most liquid share class will be included in the index. Conversion of a share class in the Index into another share class not in the Index results in the conversion of the share class being phased out into the surviving share class.

      3.    Index Maintenance

            Index Maintenance includes monitoring and implementing the adjustments for company deletions, stock splits, stock dividends, spins-offs, or other corporate actions. Some corporate actions, such as stock splits, stock dividends, and rights offerings require changes in the index shares and the stock prices of the component companies in the Domestic Earnings Indexes. Some corporate actions, such as stock issuances, stock buybacks, warrant issuances, increases or decreases in earnings between reconstitutions, restatements of earnings between reconstitutions, do not require changes in the index shares or the stock prices of the component companies in the Domestic Earnings Indexes. Other corporate actions, such as special dividends, may require Index divisor adjustments. Any corporate action, whether it requires divisor adjustments or not, will be implemented after the close of trading on the day prior to the ex-date of such corporate actions, or when the Index Calculation Agent typically applies such corporate actions. Whenever possible, changes to the Index's components, such as deletions as a result of corporate actions, will be announced at least two business days prior to their implementation date.


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      3.1.  Component Changes

            o     Additions

            Additions to the Domestic Earnings Indexes are made at the annual reconstitution according to the inclusion criteria defined above. Changes are implemented before the opening of trading on the first Monday following the close of trading on the third Friday in December. No additions are made to any of the Domestic Earnings Indexes between annual reconstitutions, except in the cases of certain Spin-Off companies, defined below.

            o     Deletions

            Shares of companies that are de-listed or acquired by a company outside of the Index are deleted from the Index and the weights of the remaining components are adjusted proportionately to reflect the change in composition of the Index. A component company that files for bankruptcy is deleted from the Index and the weights of the remaining components are adjusted proportionately to reflect the change in the composition of the Index. If a component company is acquired by another company in the Index for stock, the acquiring company's shares and weight in the Index are adjusted to reflect the transaction after the close of trading on the day prior to the execution date. A component company that re-incorporates outside of the U.S. is deleted from the Index and the weights of the remaining components are adjusted proportionately to reflect the change in the composition of the Index. Component companies that reclassify their shares (i.e. that convert multiple share classes into a single share class) remain in the Index, although index shares are adjusted to reflect the reclassification.

      3.2.  Spin-Offs and IPOs

            Should a company be spun-off from an existing component company it is allowed to stay in the Domestic Earnings Index that its parent company is in until the next annual reconstitution. Companies that go public in an Initial Public Offering (IPO) and have positive cumulative earnings after four fiscal quarters of operations and that meet all other inclusion requirements are eligible for inclusion in the Domestic Earnings Indexes at the next annual reconstitution.

      4.    Index Divisor Adjustments

            Changes in the Index's market capitalization due to changes in composition, weighting or corporate actions result in a divisor change to maintain the Index's continuity. By adjusting the divisor, the Index value retains its continuity before and after the event. Corporate actions that


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            require divisor adjustments will be implemented prior to the opening of trading on the effective date. In certain instances where information is incomplete, or the completion of an event is announced too late to be implemented prior to the ex-date, the implementation will occur as of the close of the following day or as soon as practicable thereafter. For corporate actions not described herein, or combinations of different types of corporate events and other exceptional cases, WisdomTree Investments reserves the right to determine the appropriate implementation method.

      5.    Selection Parameters for the Domestic Earnings Indexes

      5.1. Selection parameters for the WisdomTree(SM) Earnings Index are defined in 2.1. Companies that pass this selection criteria as of the Screening Point are included in the EI. The component companies are assigned weights in the Index as defined in section 2.4. and the annual reconstitution of the Index takes effect as defined in section 3.1.

      5.2. The WisdomTree(SM) Earnings 500 Index is created by selecting the 500 largest component companies of the EI by market capitalization. The component companies are assigned weights in the Index as defined in section 2.4, and the annual reconstitution of the Index takes effect as defined in section 3.1

      5.3. The WisdomTree(SM) MidCap Earnings Index is created based on a defined percentage of the remaining market capitalization of the EI, once the 500 largest companies by market capitalization have been removed. The companies that comprise the top 75% of the remaining market capitalization are selected for inclusion in the Midcap Earnings Index. The component companies are assigned weights in the Index as defined in section 2.4., and the annual reconstitution of the Index takes effect as defined in section 3.1.

      5.4. The WisdomTree(SM) SmallCap Earnings Index is created based on a defined percentage of the remaining market capitalization of the EI, once the 500 largest companies by market capitalization have been removed. The companies that comprise the bottom 25% of the remaining market capitalization are selected for inclusion in the Smallcap Earnings Index. The component companies are assigned weights in the Index as defined in section 2.4., and the annual reconstitution of the Index takes effect as defined in section 3.1.

      5.5. The WisdomTree(SM) Low P/E Index is comprised of the companies with the lowest P/Es within the EI, as of the index measurement date. On the Screening Point, companies within the EI with market capitalizations of at least $200 million are eligible for inclusion. Component companies are then ranked by P/E. Component companies that rank in the top 30% by the lowest P/Es are selected for inclusion. The component companies are



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            assigned weights in the Index as defined in section 2.4., and annual reconstitution of the Index takes effect as defined in section 3.1.

      5.6. The WisdomTree(SM) Earnings Top 100(SM) Index is comprised of the 100 companies with the highest earnings yields selected from the 300 largest companies by market value in the Earnings 500 Index (i.e. the top 100 companies that exhibit the lowest P/Es based on reported cumulative earnings over the prior four quarters among the 300 largest stocks). The Earnings Top 100 Index is the only one of the Domestic Earnings Indexes that is not weighted by each companies contribution to the aggregate Earnings Stream. A component company's weight in the Earnings Top 100 Index is determined by dividing its earnings yield at the index measurement date by the sum of all earnings yields for all the component companies in the Index. Annual reconstitution of the Index takes effect as defined in section 3.1.

            Companies that are acquired, de-listed, file for bankruptcy, re-incorporate outside of a defined domicile in the intervening weeks between the Screening Point and the reconstitution date are not included in the Domestic Earnings Indexes, and the weights of the remaining components are adjusted accordingly.